Exhibit 10.34

AGREEMENT & RELEASE

This is an Agreement & Release (“Release”) between Home Depot of Canada Inc. (the “Company”) and Annette M. Verschuren (the “Executive”).

WHEREAS, Company and Executive intend the terms and conditions of this Release to supplement Executive’s Non-Competition Agreement dated May 10, 2006 (“Non-Competition Agreement”); and

WHEREAS, Executive acknowledges that the Executive has been given a reasonable period of time to consider the terms of this Release; and

WHEREAS, Company advises Executive to consult with a lawyer before signing this Release; and

WHEREAS, Executive acknowledges that the consideration provided to Executive under this Release is sufficient to support the releases provided by the Executive under this Release; and

WHEREAS, Executive represents that the Executive has not filed any charges, claims, applications or lawsuits against Company involving any aspect of the Executive’s employment that have not been terminated as of the date of this Release; and

WHEREAS, Executive understands that Company regards the above representations by the Executive as material terms of this Release and that Company is relying on these representations in entering into this Release,

NOW, THEREFORE, Company and Executive agree as follows:

1. Salary Continuation Payments. Executive’s last day worked with the Company will be January 30, 2011. Despite Executive receiving notice of termination prior to January 30, 2011, Executive will be eligible to receive the salary continuation and benefits specified in paragraph 1 of the Non-Competition Agreement commencing February 1, 2011. Executive’s termination date will be January 30, 2013 (“Termination Date”). Executive will not accrue any vacation days or vacation credit subsequent to January 30, 2011.

2. Bonuses. Executive will be eligible to participate in the Management Incentive Plan (“MIP”) for Fiscal Year 2010, with her payment based upon the Company’s attainment, during that period, of pre-determined financial and strategic goals in accordance with the terms of the MIP. There is no guaranteed or minimum payment. Any bonus payment under the MIP will be payable to Executive on or before April 15, 2011 and will be subject to applicable tax withholding. Executive will not be eligible to participate in the MIP for any periods other than the one referenced above. Executive will not be eligible for bonus payments of any other kind, except as provided in this Paragraph 2.

3. Supplemental Executive Choice Program (“SECP”). Executive will be eligible to receive SECP payments through January 30, 2011. Executive will not be eligible to receive SECP payments after January 30, 2011.

4. Stock Options/Restricted Stock/Performance Shares.

(a)	Executive’s options to purchase The Home Depot, Inc.’s (“THD”) common stock (“Options”) will continue to vest and the restrictions on Employee’s outstanding restricted and deferred shares of THD common stock (“Restricted Shares”) will continue to lapse as specified in paragraph 1 of the Non-Competition Agreement and in accordance with the terms of the applicable plans related to such Options and Restricted Shares.

(b)	Executive shall be eligible to receive any earned shares under her Performance Share Award for the Fiscal Year 2008—2010 performance period, subject to the terms of the award and the applicable plan. There is no minimum or guaranteed number of shares that may be earned. Executive shall not be eligible to receive any shares under any Performance Share Awards for any periods other than the one referenced above, nor will Executive be entitled to receive any new Performance Share Awards.

(c)	Executive shall not be eligible to receive any other equity-based awards.

5. Outplacement Services. In lieu of outplacement services, Executive shall receive a payment of $10,000 (subject to applicable withholding) within 30 days of the Effective Date.

6.	Release of Claims.

(a)	The Executive and her heirs, assigns and agents hereby RELEASE AND FOREVER DISCHARGE the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents from all actions, causes of action, claims, complaints and demands of every nature and kind whatsoever which exist at the date hereof, or thereafter, whether arising at common law, by contract, by statute (including, but not limited to, the Employment Standards Act 2000, Human Rights Code, Workplace Safety and Insurance Act, Occupational Health & Safety Act, or the Pay Equity Act) or otherwise, and whether arising as at the date of this Release or thereafter, and without limiting the generality of the foregoing, from all actions, causes of action, claims, complaints, applications and demands arising out of the Executive’s employment with the Company and the termination of said employment.

(b)

Executive further agrees never to make any claim or demand, sue or take any other action against the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents or cause Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents to be sued regarding any matter within the scope of the above release. If Employee violates this Paragraph 6(b), this Release may be raised as an estoppel and complete bar to any such claim, demand, suit or action and the Company may recover all damages as allowed by law, including all costs and expenses, including reasonable legal fees, incurred in defending against such claim, demand, suit or action.

(c)	Executive further agrees that with the consideration set forth above, all entitlement to remuneration, either by way of statute, contract or under the common law, including, without limitation, all entitlement to wages, salary, bonuses, equity (including but not limited to stock options, deferred or restricted shares), commissions, overtime pay, severance pay, termination pay, pay in lieu of notice of termination, vacation and holiday pay, any benefits in connection with the Executive’s employment and any other compensation or benefits to which the Executive may be entitled has been fully paid, whether such entitlement arises as at the date of this Release or thereafter and the Executive agrees that with the consideration received under this Release that this Release operates as a discharge against any claim or entitlement for remuneration as noted above.

(d)	Executive further undertakes and agrees to pay the Receiver General of Canada any income tax or Employment Insurance Commission or Canada Pension Plan charges, payments or penalties of any kind that are or may be subsequently levied against Executive in respect of all payments made under this Release. Executive further agrees that the Company may withhold shares of Common Stock to satisfy any tax withholding requirements. In the event that any proceedings are commenced or charges, payments or penalties levied against the Company in respect of any payments aforesaid, Executive agrees to indemnify and save harmless the Company as to any legal fees or disbursements and any money that might be required to be paid either to the Receiver General of Canada, any provincial or other taxing authority, or by any court with respect to the payments herein.

(e)	Executive agrees and represents that she has considered all human rights matters in connection with her employment and termination of employment, that she has no complaint in connection with the Human Rights Code and that with the payment of the consideration under this Release, that all obligations, claims, applications or complaints under the Human Rights Code have been fully satisfied and that this Release operates as an estoppel and full discharge against any claims, applications or complaints under said statute. Executive agrees that she has not and will not file any claim, application or complaint against the Company, its officers, employees, agents, or shareholders, claiming any violation of the Human Rights Code and that if she violates this term, the Company shall be entitled to the repayment within 10 days of the filing of such application, the consideration paid to Executive under this Release, except for such payments as are required under the Employment Standards Act 2000.

7. Non-Competition/Non-Solicitation/Confidential Information. Executive agrees that all of the provisions of the Non-Competition Agreement continue to remain in full force and effect and that she has been provided with extraordinary consideration, including without limitation, in exchange for Executive’s agreement to comply with the restrictive covenants in the Non-Competition Agreement.

8. Breach by Executive. Company’s obligations to Executive under this Release and the Non-Competition Agreement are contingent on Executive’s performance of the Executive’s obligations under the Release and her compliance with the terms of the Non-Competition Agreement. Any breach by Executive will result in the immediate cancellation of all Executive’s continuing salary continuation payments and benefits specified in paragraph 1 of the Non-Competition Agreement (except as required by statute) and the outstanding stock options and restricted and deferred shares. The Company will also be entitled to all its other remedies allowed in law or equity, including but not limited to the return of any payments that it made to Executive under this Release and the Non-Competition Agreement and the return to Company of any proceeds Executive received from any equity sold after January 30, 2011, to the extent permitted by law. Notwithstanding the above, the release of claims as set out in Paragraph 6 and Executive’s obligations under the Non-Competition Agreement shall still remain in full force and effect.

9. Executive Availability. Executive agrees to make herself available to respond to requests by Company for information pertaining to or relating to Company and its affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of Executive. Executive agrees to cooperate fully with Company in connection with any and all existing or future litigation, charges, or investigations brought by or against Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent Company deems Executive’s cooperation necessary. In conjunction with Executive’s commitments under this Paragraph 9, Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation. The amount of expenses reimbursable by Company under this Paragraph 9 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within sixty (60) days after Executive’s written request for reimbursement accompanied with such evidence of expenses incurred as Company may reasonably require, but in any event no later than December 31 of the year after the year in which the expense was incurred. This Paragraph 9 shall expire on Executive’s death and shall not be subject to liquidation or exchange for another benefit.

10. Non-Disparagement. Executive agrees that the Executive will not directly or indirectly publish, communicate, make or cause to be made any statements or opinions that disparage, criticize or that would be derogatory to or otherwise harm the business or reputation of Company, its parents, subsidiaries, affiliates, or related entities, and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents to anyone, including but not limited to the media, internet blogs, public interest groups and publishing companies.

11. Insider Trading. Executive acknowledges that for a period of six (6) months after January 30, 2011, Executive will remain subject to the restrictions of THD’s Securities Laws Policy applicable to Directors, Officers, and Designated Associates, which permits trading only during designated window periods. After expiration of said six (6) month period, the Securities Law Policy will no longer apply to Executive. However, Executive acknowledges that through the Executive’s employment with Company the Executive may have learned material, non-public information regarding Company or THD. The federal securities laws prohibit trading by persons while aware of material, non-public information. Executive should seek advice of the Executive’s legal counsel before conducting any transactions in THD’s stock if Executive thinks the Executive may possess such information.

12. Future Employment. Executive hereby understands and agrees that the Executive will not be re-employed by Company, its subsidiaries, affiliates, parents or related entities in the future and that Executive will never knowingly apply to Company, its subsidiaries, affiliates, parents or related entities for any job or position in the future unless he obtains prior written approval from the Executive Vice President, Human Resources.

13. Severability of Provisions. In the event that any provision in this Release is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Release, and the remaining terms of the Release and its enforceability shall remain unaffected.

14. Effective Date. The Effective Date shall be the day the Executive signs this Release.

15. Non-Assignment. Executive represents and warrants that as of the date of this Release the Executive has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim. Executive hereby agrees to indemnify and hold Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys’ fees, causes of action or judgments based on or arising out of any such assignment or transfer.

16. Entire Agreement. This Release and the Non-Competition Agreement constitute the entire understanding and agreement between the parties. The parties have not relied on any oral statements that are not included in the Release or Non-Competition Agreement. Any modifications to this Agreement must be in writing and signed by THD’s Executive Vice President, Human Resources.

17. Governing Law. This Release shall be construed, interpreted and applied in accordance with the law of the Province of Ontario, without giving effect to the choice of law provisions thereof.

Executive understands and acknowledges the significance and consequences of this Release, that the consideration provided herein is fair and adequate, and represents that the terms of this Release are fully understood and voluntarily accepted.

Home Depot of Canada Inc.

By:	/s/ Timothy M. Crow

Date Signed:	2/25/11

Executive

By:	/s/ Annette M. Verschuren
Annette M. Verschuren

Date Signed:	2/24/11

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